Exhibit 10.38

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made this 9th day of April, 2009 by and between Toby A. Arnheim (“Employee”) and the Mohegan Tribal Gaming Authority (“MTGA”) with its principal place of business at One Mohegan Sun Boulevard, Uncasville, CT 06382.

Whereas, on April 28, 2008, Employee entered into an Employment Agreement with MTGA; and

Whereas, the parties wish to amend a certain provision in the Employment Agreement.

Now therefore, in consideration of the covenants and the mutual promises of the parties contained herein, the incorporation of the above paragraphs and other good and valuable consideration, the receipt and sufficiency of which each of the parties hereto acknowledges, the parties agree as follows:

1.	Paragraph 4.1 (d) shall be deleted in its entirety and replaced with the following:

“4.1 (d) During the Term of this Agreement. Employee shall receive a car allowance and living allowance of $7,000.00 per month applying the standard gross up formula. Employee recognizes that this allowance is not considered base pay or used to calculate bonuses or any other benefits that may be granted by MTGA to its employees.”

2.	This Amendment shall be effective April 1, 2009.

3.	This Amendment may be executed in any number of counterparts and each shall be deemed an original and together shall constitute one and the same instrument.

4.	This Amendment is intended to supplement and amend the Employment Agreement. To the extent any of the provisions contained in this Amendment conflict with or are inconsistent with the provisions of the Employment Agreement the provisions of this Amendment shall govern. Except to the extent set forth herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

Mohegan Tribal Gaming Authority		Toby A. Arnheim

By:	/s/ Jeffrey E. Hartmann	By:	/s/ Toby A. Arnheim
Title:	EVP/COO